Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
December 8, 2014	Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Reports Strong Wireless Customer Growth

and 4G Device Adoption in Fourth Quarter

NEW YORK -- Verizon Communications Inc. (NYSE, Nasdaq: VZ) announced today that it continues to see strong momentum for wireless customer growth in the fourth-quarter 2014.

The company reported very strong customer demand for 4G smartphones and tablets on its More Everything shared data plans on the nation’s most reliable wireless network in the fourth quarter to date.

Verizon is driving retail postpaid gross additions that are higher both sequentially and year over year. New device launches are driving significant customer phone upgrades. These are on pace to total as much as 9.5 percent of the postpaid customer base by the end of the quarter.

Verizon News Release, page 2

Approximately three out of four upgrades were strategic or high-quality – meaning they were from a basic phone or a 3G smartphone or a high-value customer. The percentage of customers choosing the Verizon Edge equipment-installment plan option so far in fourth-quarter 2014 is tracking to 24 percent, or double the rate of third-quarter 2014, which was approximately 12 percent of total phone activations.

As the company is accelerating the upgrades of high-quality customers to 4G, total retail postpaid disconnects are trending higher both sequentially and year over year in this highly competitive and promotion-filled fourth quarter.

The company expects that the fourth-quarter impacts of its promotional offers, together with the strong customer volumes this quarter, will put short-term pressure on its wireless segment EBITDA and EBITDA service margin (non-GAAP, based on earnings before interest, taxes, depreciation and amortization) as well as its consolidated EBITDA margin (non-GAAP) and earnings per share.

In wireline, FiOS continues to drive consumer-revenue growth, while global enterprise and wholesale growth remain under both secular and macro-economic pressure. The company reiterated that it remains on track to achieve full-year expansion of the wireline segment EBITDA margin (non-GAAP).

The company also reiterated that capital spending for 2014 is estimated to be around $17 billion.

Verizon will report fourth-quarter 2014 results on Jan. 22.

Verizon News Release, page 3

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to consumer, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, with more than 106 million retail connections nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers integrated business solutions to customers in more than 150 countries. A Dow 30 company with more than $120 billion in 2013 revenues, Verizon employs a diverse workforce of 178,500. For more information, visit www.verizon.com/news/.

####

VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts and other information are available at Verizon’s online News Center at www.verizon.com/news/. The news releases are available through an RSS feed. To subscribe, visit www.verizon.com/about/rss-feeds/.

Forward-Looking Statements

In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “hopes” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the ability to realize the expected benefits of our transaction with Vodafone in the timeframe expected or at all; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; significantly increased levels of indebtedness as a result of the Vodafone transaction; changes in tax laws or treaties, or in their interpretation; adverse conditions in the U.S. and international economies; material adverse changes in labor matters, including labor negotiations, and any resulting financial and/or operational impact; material changes in technology or technology substitution; disruption of our key suppliers’ provisioning of products or services; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks; breaches of network or information technology security, natural disasters, terrorist attacks or acts of war or significant litigation and any resulting financial impact not covered by insurance; the effects of competition in the markets in which we operate; changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; significant increases in benefit plan costs or lower investment returns on plan assets; and the inability to implement our business strategies.